EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Gregory Gin (415) 896-6820 dsherk@evcgroup.com ggin@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

ANGIODYNAMICS REPORTS PRELIMINARY FISCAL 2011
FIRST QUARTER RESULTS

ALBANY, N.Y. September 7, 2010—AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported preliminary unaudited results for its fiscal 2011 first quarter ended August 31, 2010.

AngioDynamics expects first quarter net sales to be approximately $51.5 million, or approximately 3% higher than fiscal 2010 first quarter net sales of $50.1 million.  Oncology/Surgery sales grew approximately 22% to $15.6 million from the first quarter of fiscal 2010 and included $1.1 million of NanoKnife® System sales.  Peripheral Vascular sales decreased approximately 1% to $20.7 million and Access sales decreased approximately 6% to $15.2 million compared with the same period of the prior year.  Earnings per share for the quarter are currently expected to be in the range of $0.07 - $0.08 compared with $0.09 for the fiscal first quarter of 2010.

“Our first quarter sales of Access and Peripheral Vascular products were affected by a procedure volume slowdown in some of our U.S. markets, the challenging pricing environment that has persisted for the past year, and the transition to a unified vascular sales force that we implemented effective June 1, 2010,” said Jan Keltjens, President and Chief Executive Officer.  “We remain focused on building the organizational capabilities required to address the significant opportunities ahead of us. The organizational changes we have implemented combined with the ongoing introduction of innovative products, and continued progress with our NanoKnife program, will enable us to maximize our short and longer term growth opportunities.”

Final results for the fiscal first quarter are expected to be released on October 7, 2010.  With this release, the Company is expected to update its outlook for the fiscal year.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. AngioDynamics’ diverse product lines include market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations.  Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2010.  AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.